Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 16, 2015 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the third quarter ended September 30, 2015.

Highlights for the quarter included the following:

•	Total revenue of $173.5 million, a decrease of 2.3% compared with the third quarter of 2014.
•	Freight revenue of $153.5 million (excludes revenue from fuel surcharges), an increase of 8.2% compared with the third quarter of 2014.
•
Operating income of $14.6 million and an operating ratio of 90.5%, compared with operating income of $5.6 million and an operating ratio of 96.1% in the third quarter of 2014. Operating income for the 2014 quarter included a $7.5 million reserve for an adverse judgment in September 2014 stemming from a cargo loss in 2008. This reserve unfavorably impacted the 2014 quarter operating ratio by approximately 530 basis points. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•
Net income of $7.6 million, or $0.42 per diluted share, compared with net income of $1.9 million, or $0.12 per diluted share in the third quarter of 2014, on a 21.0% increase in weighted average diluted shares resulting primarily from the Company’s public offering of 3,036,000 common shares completed in November 2014. Net income for the 2014 quarter included an unfavorable after-tax impact of approximately $4.6 million, or $0.30 per share, attributable to the adverse cargo claim judgment described above.

Management Discussion—Asset-Based Truckload Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Overall, we were pleased with our results in an environment characterized by a competitive market for qualified professional drivers, lackluster freight demand, and falling fuel prices that we did not fully attain because of losses on fuel hedging contracts that we put in place two years ago when diesel fuel prices were higher. In this environment, we grew average tractors in operation, increased the percentage of our fleet comprised of driver teams, raised yields, and improved our seated truck percentage versus the year ago period. Total truckload operating ratio improved to 90.2%.  Excluding the $7.5 million cargo loss in 2014 mentioned above and a $3.1 million increase in fuel hedging losses, our operational progress produced approximately 320 basis points of margin expansion. Our Covenant Transport (expedited) and Star Transportation (dedicated) service offerings performed relatively better than our SRT (solo refrigerated) operation.

For the quarter, total revenue in our asset-based operations decreased to $159.6 million, a decrease of $7.2 million compared with the third quarter of 2014.  This decrease consisted of lower fuel surcharge revenue of $15.7 million, partially offset by higher freight revenue of $8.5 million. The $8.5 million increase in freight revenue related to a 0.4% increase in average freight revenue per tractor per week, a 134 truck (or 5.2%) increase in our average tractor fleet, and a $1.0 million increase of freight revenue contributed from our refrigerated intermodal service offering. Team-driven trucks increased to an average of 966 teams in the third quarter of 2015, an increase of approximately 13.5% over the average of 851 teams in the third quarter of 2014, as well as a 1.6% sequential increase over the average of 951 teams in the second quarter of 2015.

“Average freight revenue per tractor per week increased to $3,814 during the 2015 quarter from $3,797 during the 2014 quarter.  Average freight revenue per loaded mile increased by 5.7 cents per mile (or 3.3%) compared to the 2014 quarter on an approximately 3.0% increase in average length of haul. Average miles per unit decreased by 2.5%. The main factor impacting the decreased utilization was a weaker overall freight environment, partially offset by a 260 basis point increase in the percentage of our fleet comprised of team-driven trucks and a higher seated truck percentage. On average, approximately 4.6% of our fleet lacked drivers during the 2015 quarter compared with approximately 5.1% during the 2014 quarter.

“Net fuel expense increased by approximately 3.8 cents per mile to 12.6 cents per mile in the 2015 quarter. Losses from fuel hedging transactions were $3.9 million in the 2015 quarter compared with losses of $0.8 million in the 2014 quarter. These two headwind items were partially offset by improved fuel pricing and improved fuel economy of our tractors. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $1.21/gallon lower in the third quarter of 2015 compared with the 2014 quarter.  We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Salaries, wages and related expenses increased approximately 1.1 cents per mile due to a higher percentage of our fleet comprised of team-driven tractors, employee pay adjustments since the third quarter of 2014, and higher group health insurance expense.

“Insurance and claims per mile cost was 8.0 cents per mile in the third quarter of 2015 versus 19.1 cents per mile in the third quarter of 2014. Even excluding the prior year quarter’s $7.5 million reserve for an adverse judgment in September 2014, insurance and claims per mile cost improved by 1.8 cents per mile from an as adjusted 9.8 cents per mile for the third quarter of 2014. Our chargeable accidents per million miles, as measured by the DOT, improved by approximately 5.0% year-over-year. Additional investment in safety technology, combined with good claims experience, contributed to the cost improvement in this area.

“General supplies and expenses per mile cost was 2.3 cents per mile in the third quarter of 2015 versus 4.7 cents per mile in the third quarter of 2014. In early August 2015, we purchased our Chattanooga headquarters property which had previously been leased since 2006. This purchase reduced building rent in the third quarter of 2015 by approximately $0.5 million and allowed for the favorable $1.2 million reversal of deferred rent expense previously accounted for on our balance sheet.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 29.4%, to $13.9 million from $10.7 million in the same quarter of 2014. Operating income was approximately $923,000 for an operating ratio of 93.4%, compared with operating income of approximately $484,000 and an operating ratio of 95.5% in the third quarter of 2014. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.0 million of pre-tax income in the quarter compared with $0.9 million in the third quarter of 2014.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At September 30, 2015, our total balance sheet debt and capital lease obligations, net of cash, were $222.4 million, and our stockholders’ equity was $194.1 million.  At September 30, 2015, our ratio of net debt to total balance sheet capitalization was 53.4%.  At September 30, 2015, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $21.5 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2014, the Company's balance sheet debt and capital lease obligations, net of cash, has increased by $41.4 million, while the present value of financing provided by operating leases decreased by approximately $24.1 million. In early August 2015, we purchased our Chattanooga headquarters property which had previously been leased since 2006. This single transaction increased the Company’s balance sheet debt by approximately $35.5 million with an effective fixed interest rate of 4.2% on a majority of the increased debt, and replaced operating lease financing with an effective interest rate of 8.2%. The present value of the remaining operating lease payments maturing through April 2026 was $17.1 million, with an obligation to extend the lease, purchase at market value, or seek an alternative location at that time. This transaction has a positive impact on capital costs and operating cash flows. At September 30, 2015, we had approximately $61.6 million of borrowing availability under our revolving line of credit.

 “In the first half of 2015, we took delivery of approximately 715 new company tractors and disposed of approximately 410 used tractors. Our current tractor fleet plan for full-year 2015 includes the delivery of approximately 805 new company tractors, and the disposal of approximately 815 used tractors as we reduce the number of tractors recorded as “Assets held for sale” on our consolidated balance sheet.  With a relatively young average company tractor fleet age of 1.7 years at September 30, 2015, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2015.

“We purchased 216,372 shares of our common stock during the quarter for $5.0 million. That completed the availability provided by our stock repurchase authorization announced on July 22, 2015.”

Outlook
Mr. Cribbs continued: “We expect our average fleet size for fiscal 2015 to be approximately 3%-5% above that of fiscal 2014. Fourth quarter performance will depend to a significant extent on the level of involvement of our asset-based and Solutions subsidiaries in the supply chains of our LTL, e-commerce, parcel, and omni-channel shipping customers during the 2015 peak freight season and the associated pricing for our services. In general, we expect a solid fourth quarter. The combination of our major peak season shippers have contracted for a higher volume of committed capacity than last year, but at lower contractual rates on average than last year. The combination of volumes, routes, and pricing is expected to be efficient and attractively profitable – perhaps generating more income on the contractual side than last year’s contractual freight. However, this will leave a lower percentage of our fleet available for seasonal spot market business which was extremely profitable last year, but might be less so this year. We are not yet prepared to forecast whether our net income will improve versus the fourth quarter of 2014. Regardless, absent unexpectedly high peak freight market demand, earnings per share may decrease compared to the 2014 quarter given current market conditions, our fuel hedging position at current fuel prices, and the headwind of the 11-12% higher estimated quarterly weighted average diluted share count for the fourth quarter of 2015.”

Conference Call Information
The Company will host a live conference call today, October 16, 2015, at 10:30 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 40234930. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to fuel hedges, equipment purchases and disposals, sources of funding for such purchases, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2015	2014	% Change	2015	2014	% Change
Freight revenue	$153,522	$141,917	8.2%	$449,003	$405,750	10.7%
Fuel surcharge revenue	19,990	35,664		67,175	106,442
Total revenue	$173,512	$177,581	-2.3%	$516,178	$512,192	0.8%

Operating expenses:
Salaries, wages, and related expenses	60,241	57,636		177,624	166,651
Fuel expense	30,526	42,784		94,931	127,875
Operations and maintenance	12,728	11,934		35,666	35,498
Revenue equipment rentals and
purchased transportation	27,548	25,871		76,714	78,818
Operating taxes and licenses	2,879	2,733		8,162	8,041
Insurance and claims	6,682	15,545		21,727	29,229
Communications and utilities	1,527	1,457		4,547	4,320
General supplies and expenses	2,060	3,950		9,993	12,288
Depreciation and amortization, including gains and
losses on disposition of property and equipment	14,692	10,085		43,368	34,476
Total operating expenses	158,883	171,995		472,732	497,196
Operating income	14,629	5,586		43,446	14,996
Other (income) expenses:
Interest expense	2,041	2,635		5,962	8,108
Interest income	-	(1)		-	(9)
Other	-	-		-	-
Other expenses, net	2,041	2,634		5,962	8,099
Equity in income of affiliate	1,000	880		3,720	2,530
Income before income taxes	13,588	3,832		41,204	9,427
Income tax expense	5,961	1,975		12,349	5,164
Net income	$7,627	$1,857		$28,855	$4,263

Basic earnings per share	$0.42	$0.12		$1.59	$0.29
Diluted earnings per share	$0.42	$0.12		$1.57	$0.28
Basic weighted average shares outstanding (000s)	18,119	14,959		18,175	14,935
Diluted weighted average shares outstanding (000s)	18,320	15,145		18,346	15,166

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2015	2014	% Change	2015	2014	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$139,625	$131,175	6.4%	$412,489	$370,990	11.2%
Covenant Transport Solutions non-asset based revenues	13,897	10,742	29.4%	36,514	34,760	5.0%
Freight revenue	$153,522	$141,917	8.2%	$449,003	$405,750	10.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.816	$1.759	3.3%	$1.789	$1.709	4.6%
Average freight revenue per total mile	$1.635	$1.587	3.0%	$1.611	$1.541	4.5%
Average freight revenue per tractor per week	$3,814	$3,797	0.4%	$3,814	$3,599	6.0%
Average miles per tractor per period	30,667	31,455	-2.5%	92,367	91,052	1.4%
Weighted avg. tractors for period	2,718	2,584	5.2%	2,707	2,601	4.1%
Tractors at end of period	2,721	2,599	4.7%	2,721	2,599	4.7%
Trailers at end of period	6,598	6,770	-2.5%	6,598	6,770	-2.5%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2015	12/31/2014
Total assets	$595,337	$554,017
Total stockholders' equity	$194,055	$169,204
Total balance sheet debt, net of cash	$222,426	$181,003
Net Debt to Capitalization Ratio	53.4%	51.7%
Tangible book value per basic share	$10.74	$9.34

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